Exhibit 4.4

Full-Process Logistics Service Agreement

This Agreement is entered into by and between the following parties:

1. Hangzhou Cainiao Supply Chain Management Co., Ltd., a company established under the laws of the People’s Republic of China, with its address at Room V424, No. 501 Fengxin Road, Yuhang Street, Yuhang District, Hangzhou City, Zhejiang Province, China (hereinafter referred to as “Party A” or “Cainiao”), and

2. Joint Cross Border Logistics Company Limited, a company established under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with its address at Unit B1, 5/F, Well Town Industrial Building, 13 Ko Fai Road, Yau Tong, Hong Kong (hereinafter referred to as “Party B” or the “Logistics Provider” or “CP”).

Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

Whereas:

1. The Parties will cooperate regarding Party A’s procurement of international logistics services from Party B. Specifically, merchants purchase supply chain management service solutions from Party A, and Party A issues specific service orders to the service providers involved in such supply chain management service solutions.

2. Party B and its partners possess the relevant certificates and qualifications required by the laws of China and/or the countries and regions where the services are provided, and provide merchants with international logistics services including warehousing, dispatch, line - haul transportation, customs clearance, and distribution (hereinafter referred to as “Full - Process Logistics Services”) as well as other related value- added services.

3. Party A intends to procure Full- Process Logistics Services from Party B.

Pursuant to relevant laws and regulations, and through friendly negotiation between Party A and Party B, the Parties have entered into this Agreement regarding Party B’s provision of Full - Process Logistics Services.

## 1. Definitions

1. Consolidation: means the process by which Party B sorts merchant parcels based on the origin address information indicated on the waybills, groups parcels with the same destination for transportation convenience, and the combined package established thereby is referred to as “Consolidation.”

2. Peak Season/Promotion: refers to promotional activities such as the Annual Goods Festival, Spring Festival No- Delay, 3.8, 6.18, 8.8, 9.9, 10.10, 11.11, 12.12, etc., subject to confirmation by Party A.

3. Sales Packaging: refers to the original packaging from the manufacturer, excluding secondary repackaging by the merchant or Cainiao.

## 2. Scope of Cooperation

The scope of this Agreement is Party B’s strict compliance with the terms and conditions stipulated herein to provide Party A with the agreed Full- Process Logistics Services and other value - added services, and to charge Party A service fees in accordance with the pricing standards and payment methods agreed with Party A.

## 3. Rights and Obligations under the Agreement

### 1. Rights and Obligations of Party A:

1) If Party B fails to ensure the stable operation of Cainiao’s systems according to standards, or fails to cooperate promptly in troubleshooting issues, or cannot arrange for the development or upgrade of Party B’s own systems according to Party A’s business development needs, affecting the normal conduct of business, Party A has the right to charge Party B a liquidated damages of                per occurrence. Party A has the right to deduct such liquidated damages directly from Party B’s logistics service fees.

2) Party A has the right to conduct regular assessments and real- time supervision of Party B’s Full- Process Logistics Services and other value- added services. Based on the assessment and supervision results, if Party A believes Party B has failed to meet the service standards in the relevant appendices, Party A has the right to enforce the liability for breach of contract as stipulated in that appendix. If Party B fails to improve within the time limit specified by Party A, Party A has the right to notify Party B of the termination of this Agreement without assuming any liability.

3) Party A has the right to require Party B to use the settlement system or platform provided by Party A for online settlement services.

4) Party A has the right to require Party B to prepare corresponding systems, business processes, and staffing in accordance with Party A’s business plans.

### 2. Rights and Obligations of Party B:

1) Party B undertakes to comply with the rules, regulations, and service standards in the relevant appendices formulated and issued by Party A.

2) After providing the services stipulated in this Agreement for Party A, Party B has the right to charge service fees from Party A according to the relevant stipulations and provide legally valid invoices to Party A.

3) Party B has the right to subcontract part of the logistics services under this Agreement to qualified logistics service providers (hereinafter referred to as “Subcontractors”); provided, however, if Party B subcontracts part of the services to other service providers, it shall ensure that such service providers possess the corresponding qualifications or permits required by law, and that their service processes and commitments comply with the requirements of this Agreement. Party B shall be liable to Party A for any breach of contract or service defects by such Subcontractors in accordance with this Agreement.

4) Party B’s system stability shall reach            , with total annual service interruption time due to system reasons not exceeding       hours. All online systems must uniformly use Party A’s systems, such as TMS.

5) During normal system maintenance, system upgrade time must be between                           the next day. Improvements and optimizations to system interfaces shall not affect the stable operation of CAINIAO systems. For exceptional circumstances requiring system maintenance that affects the system interface, Party B shall promptly notify Party A by phone and submit a written report to Party A within 8 hours.

6) Party B’s systems must be capable of stable operation               hours. During working hours, Party B must be able to respond to system failures within       hour and provide solutions within     hours.

7) Party B shall provide services during local working hours. If operations need to be suspended for legal holidays or special holidays, Party B must notify Party A                        in advance and obtain Party A’s written consent before suspending operations.

8) Party A has the right to inquire about the status of goods, and Party B shall actively cooperate. Party B shall be responsible for responding to Party A’s inquiries regarding whether goods have been delivered, delivery time, and other storage and transportation statuses. Party B shall provide an accurate reply to Party A within         hours of receiving the inquiry.

9) Party B shall not be liable for physical or chemical changes to goods occurring during Party B’s service period due to the inherent nature of the goods.

10) Party B shall properly retain parcel data (including but not limited to parcel dimensions, weight, etc.) for no less than 1 year, and Party A has the right to trace this data.

11) During the provision of all customs - related services entrusted by Party A, if Party B encounters inquiries, verifications, audits, inspections, investigations, or other similar actions from customs, anti - smuggling bureaus, or other government agencies, it shall immediately notify Party A’s corresponding customs specialist and simultaneously send an email to cn_imp_b2c_customs@list.alibaba- inc.com. If service delays are caused by government agency reviews, inspections, etc., Party B shall actively coordinate and cooperate to expedite the review process. Any additional costs incurred shall be borne by Party A, provided Party B fulfills its duty of care in providing evidence. If such results are caused by Party B’s fault, the liability and costs shall be borne by Party B.

12) Party B hereby irrevocably acknowledges and undertakes that when performing the services under this Agreement (including but not limited to receiving goods into the warehouse, in - warehouse operations, shelf - life management, inventory counting, order picking/testing, sorting and outbound processing, dispatch and handover, etc.), it shall fully comply with all applicable laws and regulations of the local jurisdiction and China. To avoid doubt, the Parties hereby confirm that during the goods receipt and warehousing stage, Party B has the obligation to confirm that it has the qualification to receive such goods and that such goods fully comply with local laws and regulations regarding entry and warehousing requirements (including but not limited to: the goods are not prohibited or restricted/forbidden items; all necessary filings/declarations/customs clearance procedures have been completed; if the goods contain special ingredients, Party B shall follow special receipt and warehousing procedures). For goods for which Party B lacks qualification or which do not meet receipt and warehousing requirements, Party B shall refuse receipt and contact Party A or the merchant within 1 working day to confirm subsequent handling. Once any goods are received into the warehouse by Party B, it shall be deemed that such goods fully comply with all local laws and regulations regarding entry and warehousing requirements. If any defects in the receipt and warehousing process for any parcels/goods arise due to Party B’s failure to diligently perform its inspection obligations, causing losses to Party A or the merchants, Party B shall bear full compensation liability.

13) During overseas export declaration, if Party B itself or a third party appointed by Party B acts as the export declarant, Party B shall confirm that it or its appointed third party possesses all qualifications required by applicable laws, including but not limited to Hong Kong’s pharmaceutical wholesaler license, pesticide license, import/export license, etc.

14) Overseas Management and Assistance Services: Party B shall actively cooperate with events requiring Party B’s assistance, such as warehouse location regulatory policy requirements.

15) Party B shall provide services to Party A and merchants designated by Party A in accordance with applicable laws, contractual stipulations, and service levels no less than industry standards. Party B shall verify the information for formal declaration based on the export declaration information agreed in advance with Party A or Party A’s merchants (including but not limited to the export declaration entity, trade terms, declared amount, commodity information (only applicable to orders exported by merchants from Japan, e.g., product name, country of origin, JAN Code, raw materials, etc.)). If export declaration non- compliance occurs due to Party B’s fault, causing losses to Party A or Party A’s merchants, Party B shall compensate for the losses according to the following standards:

For Party B’s export declaration services for Party A or Party A’s merchants in Japan, South Korea, and Europe (referring to Germany warehouse business, currently actually exported from the Netherlands, same below), if Party B’s monthly export declaration accuracy rate (accuracy meaning no errors as described below) fails to reach the committed 99.9%, and if errors occur such as actual export completed but Party B cannot provide a customs declaration form, or the customs declaration information on the form is inconsistent with the information provided by Party A or Party A’s merchants, and such errors are caused by Party B’s negligence, resulting in Party A or Party A’s merchants or the merchant’s supplier being unable to complete the export duty - free/zero - rated/tax refund processing for the corresponding orders, Party B shall compensate for all corresponding losses. If, during the term of this Agreement, the Parties intend to add Party B’s export declaration services for Party A or Party A’s merchants in countries/regions other than Japan, South Korea, and Germany, and Party A or Party A’s merchants require export tax refund processing, the Parties shall separately agree on this.

## 4. Service Commitments by Party B

### (1) Qualifications and Permits

In providing services under this Agreement, Party B shall, as required by Party A, submit business license certificates, other qualification certificates that the logistics services referred to in the appendices should possess, and proof of facilities and equipment used for providing logistics services, etc.

### (2) Party B’s Service Resources

Party B shall equip itself with sufficient personnel and equipment to handle orders for the international logistics services it undertakes.

1. Staffing

Party B designates the following contact persons. The designated contact persons shall be reachable          . If a contact person needs to be changed during the cooperation, Party B shall notify Party A     working days in advance.

| Cooperation Project General Coordinator |                  |

| :--- | :--- |

| Customer Service Contact |                  |

| IT System Technical Contact |                  |

| Daily Operations Contact |                  |

| Market Management & Promotion Contact |                  |

| Settlement Contact |                  |

| Cooperation Project General Coordinator |                  |

Party B shall provide a dedicated customer service team, available online daily from                                           Beijing Time. Party B shall designate a call center and dedicated personnel to handle merchant inquiries, including but not limited to system failures, tracking information anomalies, complaints, and compensation claims. Party B shall also arrange for personnel to send daily operational reports and abnormal incident reports.

Party B warrants that its disclosure of personal information of responsible persons, contacts, and other natural persons to Party A has been done with the informed consent of those individuals.

2. Equipment and Other Resource Allocation

Party B shall possess sufficient computing capacity and stable hardware and software systems to ensure the stability of IT system interfaces.

Party B shall possess the necessary premises located in the country/region where the services are provided for the international logistics services, and Party B shall maintain legal rights to use such premises throughout the term of this Agreement.

### (3) Service Capability

1. Party B unconditionally and irrevocably acknowledges and accepts the “Tmall Global Logistics Service Provider Certification Standards – Overall Principles” (hereinafter referred to as the “Principles”) published on the Tmall Global Rules Center, and undertakes that it meets and will continue to meet the access standards listed in the Principles, and agrees to accept supervision by Tmall Global and its designees from time to time.

2. Party B unconditionally and irrevocably agrees and undertakes that it will comply with the management rules (if any) issued by Tmall Global and its designees from time to time during subsequent tendering/procurement processes (if any).

3. Party B hereby unconditionally and irrevocably undertakes that if it fails to comply with any stipulations of the Principles (including but not limited to access standards, etc.), the non - breaching Party has the right to terminate this Agreement at any time depending on the circumstances.

### (6) KPI Assessment

1. Party A has the right to provide a monthly KPI report and confirm the assessment amount according to the KPI assessment indicators agreed in the appendices to this Agreement. If Party B has objections to the KPI report, it shall provide corresponding supporting documents. If Party B cannot provide such supporting documents, the report data shall be based on the data output from the CAINIAO system. Party A will pay or deduct the assessment amount in the latest due monthly payment to Party B.

2. Within          days after the assessment of a single order is completed, Party B may appeal. Whether the appeal is successful shall be confirmed by Party A. If Party B fails to appeal within 60 days or the appeal is rejected by Party A, Party A has the right to directly deduct the relevant amount from the statement.

3. Specific KPI assessment standards and mechanisms shall be based on the contents stipulated in the relevant appendices.

4. To avoid doubt, considering that KPI assessments may be delayed due to system implementation, the Parties agree that even if this Agreement has expired or has been terminated early for any reason, Party A still has the right to compile Party B’s KPI and conduct assessments based on the KPI assessment terms stipulated in this Agreement.

5. Given that Party A may require Party B to voluntarily report abnormal information for KPI assessment purposes, Party B hereby warrants the truthfulness and accuracy of all content reported for KPI assessment purposes. If Party A confirms that Party B has failed to comply with the foregoing warranty: for the first violation, Party B shall pay                  as liquidated damages; for the second violation, Party B shall pay                 ; for the third violation, Party B shall pay                   , and so on incrementally. In addition to the liquidated damages, Party A has the right, after Party B’s first violation, to accordingly reduce Party B’s business volume or even unilaterally terminate this Agreement immediately. If any losses are caused to third parties, Party A, or merchants as a result, Party B shall bear additional compensation liability beyond the liquidated damages.

### (7) Tax Payment, Guarantee Letters, and Deposits

1. If Party A’s designated third party, Party B, or Party B’s designated third party is entrusted by Party A to collect and pay taxes on its behalf, Party B agrees to collect the relevant tax payment documents on behalf of the Parties and makes the following undertakings and warranties:

(1) Party B shall collect the original tax payment documents promptly and shall collect the tax payment certificate on the day it is issued by customs. Party B shall provide the tax payment certificate for that period and a complete list of all orders for the corresponding Party B - operated business to Party A via email within one working day. Party B shall complete the tax payment to customs within one working day after Party A pays the tax amount to Party B and shall notify Party A via email with proof of tax payment on the same day. Party B shall also complete the write- off and restore the guarantee deposit or guarantee letter limit within one working day after completing the tax payment to customs and notify Party A of the restored balance in writing. Once Party B violates the above stipulations, Party A has the right, during the term of this Agreement, to require Party B to pay taxes to customs in advance, and Party A will pay the amount based on Party B’s proof of payment. If tax payment is delayed due to Party B’s reasons, Party B shall compensate Party A for all losses caused thereby, including but not limited to customs late fees and losses from business suspension.

(2) If Party A requests Party B to advance tax payments, Party B shall pay the required taxes to customs in full and on time as per Party A’s instructions. Otherwise, Party B shall bear all losses suffered by Party A (including but not limited to late fees and losses from business suspension).

(3) Party B warrants that the tax amount paid shall be consistent with the amount stated on the tax payment notice. Any discrepancy shall result in Party B compensating Party A for all losses incurred (including but not limited to late fees).

(4) Party B shall not sub- entrust the tax payment obligation under this Agreement without Party A’s prior written consent.

(5) If Party B misappropriates the tax funds paid by Party A for other purposes or fails to perform its obligations under this Agreement, Party A has the right to terminate this Agreement and demand that Party B compensate for all losses incurred by Party A.

(6) If Party B fails to timely process order cancellation upon receipt of Party A’s cancellation instruction, causing Party A to pay taxes for canceled orders, Party A has the right to deduct the corresponding tax amount directly from other service fees payable to Party B.

(7) After Party A and Party B reconcile and Party B confirms the payment order in Jinzhanggui (              ), Party A will make payment on the next working day.

2. Guarantee Letter

If, for the purpose of performing this Agreement, Party A provides a guarantee letter as security for the import taxes collected and paid by Party B, Party B’s designated third party, or Party A’s designated third party during the effective period of this Agreement, Party B makes the following undertakings and warranties:

(1) Party B undertakes that the use of the guarantee letter provided by Party A is strictly limited to guaranteeing the import taxes for orders under this Agreement entrusted by Party A to Party B. Without Party A’s prior written consent, Party B shall not use the guarantee letter beyond this scope under any circumstances, nor shall it alter or expand the business scope covered by the guarantee letter in any way.

(2) When accepting Party A’s entrustment to provide customs duty payment agency services, Party B shall strictly comply with the cooperation obligations stipulated in this Agreement. If Party B discovers any matter that may affect the effectiveness of Party A’s guarantee letter and may cause losses to Party A, Party B shall notify Party A in writing within 24 hours of becoming aware of it and assist Party A in resolving the issue.

(3) Party B undertakes to promptly check the guarantee letter limit balance to ensure that the effective remaining limit is sufficient to meet order tax requirements and avoid business interruption.

If Party B violates the above undertakings or improperly uses the guarantee letter causing any economic losses to Party A, Party B agrees that Party A may take measures including but not limited to early termination of this Agreement and the bank guarantee, suspending payment of service fees under this Agreement, and offsetting Party A’s economic losses with service fees under this Agreement to handle losses caused by Party B’s breach.

If the entity accepting the guarantee letter is a third party designated by Party B, Party B and that third party shall jointly submit a statement of explanation to Party A in the format specified in Appendix I of the Appendix “Specific Service Items and Service Standards – BC – Customs Clearance.”

3. Tax Deposit

(1) Party B shall promptly monitor and manage the deposit amount to ensure that Party A’s business is not affected by insufficient deposits.

(2) If the monthly tax settlement amount for Party B, Party B’s designated third party, or Party A’s designated third party exceeds                 , Party B may apply to Party A for a tax deposit to pay the taxes required by customs. After collecting the deposit, Party B shall provide Party A with a monthly statement of deposit usage, detailing deposit payment records, corresponding order information, and other information required by Party A. Party A has the right to reconcile with Party B according to Article 5 of this Agreement. Party B warrants that the above deposit will only be used to pay customs duties required for the performance of orders entrusted by Party A. After the cooperation between the Parties ends and/or upon Party A’s request, Party B shall return the deposit to Party A in the manner and within the time limit specified by Party A. If, during Party B’s receipt, use, or return of the deposit, the deposit is reduced, becomes abnormal, is lost, or the principle of exclusive use is violated for any reason not attributable to Party A, Party B shall bear full responsibility, including but not limited to replenishing the deposit and compensating Party A for all losses incurred. Furthermore, Party A has the right to deduct the aforementioned deposit replenishment and losses from amounts payable to Party B. In addition, Party A has the right to terminate this Agreement immediately.

4. Party B shall not, without Party A’s consent, arbitrarily demand tax deposits from merchants. Otherwise, Party A has the right to hold Party B liable for breach of contract as stipulated in Article 2.5(2) of the Appendix “Cainiao Supplier Standard Terms.”

### (6) KPI Assessment

1. Party A has the right to provide a monthly KPI report and confirm the assessment amount according to the KPI assessment indicators agreed in the appendices to this Agreement. If Party B has objections to the KPI report, it shall provide corresponding supporting documents. If Party B cannot provide such supporting documents, the report data shall be based on the data output from the CAINIAO system. Party A will pay or deduct the assessment amount in the latest due monthly payment to Party B.

2. Within 60 days after the assessment of a single order is completed, Party B may appeal. Whether the appeal is successful shall be confirmed by Party A. If Party B fails to appeal within 60 days or the appeal is rejected by Party A, Party A has the right to directly deduct the relevant amount from the statement.

3. Specific KPI assessment standards and mechanisms shall be based on the contents stipulated in the relevant appendices.

4. To avoid doubt, considering that KPI assessments may be delayed due to system implementation, the Parties agree that even if this Agreement has expired or has been terminated early for any reason, Party A still has the right to compile Party B’s KPI and conduct assessments based on the KPI assessment terms stipulated in this Agreement.

5. Given that Party A may require Party B to voluntarily report abnormal information for KPI assessment purposes, Party B hereby warrants the truthfulness and accuracy of all content reported for KPI assessment purposes. If Party A confirms that Party B has failed to comply with the foregoing warranty: for the first violation, Party B shall pay                  as liquidated damages; for the second violation, Party B shall pay                 ; for the third violation, Party B shall pay                  , and so on incrementally. In addition to the liquidated damages, Party A has the right, after Party B’s first violation, to accordingly reduce Party B’s business volume or even unilaterally terminate this Agreement immediately. If any losses are caused to third parties, Party A, or merchants as a result, Party B shall bear additional compensation liability beyond the liquidated damages.

### (7) Tax Payment, Guarantee Letters, and Deposits

1. If Party A’s designated third party, Party B, or Party B’s designated third party is entrusted by Party A to collect and pay taxes on its behalf, Party B agrees to collect the relevant tax payment documents on behalf of the Parties and makes the following undertakings and warranties:

(1) Party B shall collect the original tax payment documents promptly and shall collect the tax payment certificate on the day it is issued by customs. Party B shall provide the tax payment certificate for that period and a complete list of all orders for the corresponding Party B - operated business to Party A via email within one working day. Party B shall complete the tax payment to customs within one working day after Party A pays the tax amount to Party B and shall notify Party A via email with proof of tax payment on the same day. Party B shall also complete the write- off and restore the guarantee deposit or guarantee letter limit within one working day after completing the tax payment to customs and notify Party A of the restored balance in writing. Once Party B violates the above stipulations, Party A has the right, during the term of this Agreement, to require Party B to pay taxes to customs in advance, and Party A will pay the amount based on Party B’s proof of payment. If tax payment is delayed due to Party B’s reasons, Party B shall compensate Party A for all losses caused thereby, including but not limited to customs late fees and losses from business suspension.

(2) If Party A requests Party B to advance tax payments, Party B shall pay the required taxes to customs in full and on time as per Party A’s instructions. Otherwise, Party B shall bear all losses suffered by Party A (including but not limited to late fees and losses from business suspension).

(3) Party B warrants that the tax amount paid shall be consistent with the amount stated on the tax payment notice. Any discrepancy shall result in Party B compensating Party A for all losses incurred (including but not limited to late fees).

(4) Party B shall not sub- entrust the tax payment obligation under this Agreement without Party A’s prior written consent.

(5) If Party B misappropriates the tax funds paid by Party A for other purposes or fails to perform its obligations under this Agreement, Party A has the right to terminate this Agreement and demand that Party B compensate for all losses incurred by Party A.

(6) If Party B fails to timely process order cancellation upon receipt of Party A’s cancellation instruction, causing Party A to pay taxes for canceled orders, Party A has the right to deduct the corresponding tax amount directly from other service fees payable to Party B.

(7) After Party A and Party B reconcile and Party B confirms the payment order in Jinzhanggui (              ), Party A will make payment on the next working day.

2. Guarantee Letter

If, for the purpose of performing this Agreement, Party A provides a guarantee letter as security for the import taxes collected and paid by Party B, Party B’s designated third party, or Party A’s designated third party during the effective period of this Agreement, Party B makes the following undertakings and warranties:

(1) Party B undertakes that the use of the guarantee letter provided by Party A is strictly limited to guaranteeing the import taxes for orders under this Agreement entrusted by Party A to Party B. Without Party A’s prior written consent, Party B shall not use the guarantee letter beyond this scope under any circumstances, nor shall it alter or expand the business scope covered by the guarantee letter in any way.

(2) When accepting Party A’s entrustment to provide customs duty payment agency services, Party B shall strictly comply with the cooperation obligations stipulated in this Agreement. If Party B discovers any matter that may affect the effectiveness of Party A’s guarantee letter and may cause losses to Party A, Party B shall notify Party A in writing within       hours of becoming aware of it and assist Party A in resolving the issue.

(3) Party B undertakes to promptly check the guarantee letter limit balance to ensure that the effective remaining limit is sufficient to meet order tax requirements and avoid business interruption.

If Party B violates the above undertakings or improperly uses the guarantee letter causing any economic losses to Party A, Party B agrees that Party A may take measures including but not limited to early termination of this Agreement and the bank guarantee, suspending payment of service fees under this Agreement, and offsetting Party A’s economic losses with service fees under this Agreement to handle losses caused by Party B’s breach.

If the entity accepting the guarantee letter is a third party designated by Party B, Party B and that third party shall jointly submit a statement of explanation to Party A in the format specified in Appendix I of the Appendix “Specific Service Items and Service Standards – BC – Customs Clearance.”

3. Tax Deposit

(1) Party B shall promptly monitor and manage the deposit amount to ensure that Party A’s business is not affected by insufficient deposits.

(2) If the monthly tax settlement amount for Party B, Party B’s designated third party, or Party A’s designated third party exceeds                  , Party B may apply to Party A for a tax deposit to pay the taxes required by customs. After collecting the deposit, Party B shall provide Party A with a monthly statement of deposit usage, detailing deposit payment records, corresponding order information, and other information required by Party A. Party A has the right to reconcile with Party B according to Article 5 of this Agreement. Party B warrants that the above deposit will only be used to pay customs duties required for the performance of orders entrusted by Party A. After the cooperation between the Parties ends and/or upon Party A’s request, Party B shall return the deposit to Party A in the manner and within the time limit specified by Party A. If, during Party B’s receipt, use, or return of the deposit, the deposit is reduced, becomes abnormal, is lost, or the principle of exclusive use is violated for any reason not attributable to Party A, Party B shall bear full responsibility, including but not limited to replenishing the deposit and compensating Party A for all losses incurred. Furthermore, Party A has the right to deduct the aforementioned deposit replenishment and losses from amounts payable to Party B. In addition, Party A has the right to terminate this Agreement immediately.

5. Party B shall not, without Party A’s consent, arbitrarily demand tax deposits from merchants. Otherwise, Party A has the right to hold Party B liable for breach of contract as stipulated in Article 2.5(2) of the Appendix “Cainiao Supplier Standard Terms.”

## 6. Liability for Breach of Contract and Termination

1. Any issues arising from logistics information provided by Party B (including but not limited to billing parameters, service status, value - added fees, etc.) that is inaccurate, incorrect, incomplete, or untimely shall be resolved by Party B. If such issues cause any losses to Party A, Party B shall compensate for them. Party A also has the right to demand liquidated damages from Party B (specifically,                  per order for TO C transaction orders;                  per order for non-TO C transaction orders and value - added service orders) and has the right to deduct such amounts from payments due to Party B. If Party B intentionally provides false information to Party A, Party A has the right to terminate this Agreement and demand compensation from Party B.

2. If Party B fails to perform any of its obligations under this Agreement in a timely, comprehensive, and proper manner, it shall compensate Party A and the merchants for all losses caused thereby, including but not limited to compensation payments, legal fees, etc. In such a case, Party A has the right to terminate this Agreement immediately.

3. Either Party may unilaterally terminate this Agreement immediately by written notice under the following circumstances:

(1) If Party B is unable to perform this Agreement due to a breach of contract or early termination of its agreement with a Subcontractor, Party B shall promptly notify Cainiao of such breach, and Cainiao shall decide whether to terminate the cooperation early. However, Party B shall still be liable for breach of contract under this Agreement;

(2) Party B commits other material breaches and fails to remedy them within a reasonable period specified in Cainiao’s written notice;

(3) Party B engages in other conduct detrimental to Cainiao or users and fails to remedy it within the time limit specified by Cainiao;

(4) Either Party enters into any voluntary bankruptcy, insolvency, receivership, liquidation, or debt restructuring proceedings or similar proceedings;

(5) Either Party enters into any involuntary bankruptcy, insolvency, receivership, liquidation, or debt restructuring proceedings or similar proceedings, and the application is not withdrawn within 30 days after the applicant party files the application with the court;

(6) Other circumstances stipulated in this Agreement.

4. Cainiao may terminate this Agreement at any time by giving Party B       calendar days’ prior written notice.

5. Post- Termination Matters:

(1) Party B shall cooperate with Cainiao in completing the relevant handover procedures, including the handover of system data, completion of delivery of goods currently held by Party B, and inventory counting and handover in the warehouse. Party B shall provide Cainiao with data, information, and other materials related to Cainiao or the performance of this Agreement from Party B’s system as requested by Cainiao and shall ensure the complete deletion of such materials from Party B’s servers. Cainiao reserves the right to pursue claims against Party B if information leakage is discovered.

(2) Party B agrees that Cainiao may close the system interface and cease providing orders and handing over parcels to Party B.

(3) Unless otherwise agreed, if this Agreement is terminated or rescinded (regardless of the reason for termination/rescission), and Party B still has uncompleted relevant entrustments, Party B shall continue to perform the relevant obligations in accordance with this Agreement, commercial practice, and the principle of good faith. Party B shall continue to deliver and handle parcels received prior to the termination of this Agreement as required. If delays, losses, damages, rejections, or other exceptions occur, Cainiao has the right to demand compensation from Party B in accordance with this Agreement.

(4) Party B shall cooperate with Cainiao in reconciling fees. For fees not yet settled to Party B, Cainiao shall pay Party B after deducting liquidated damages, compensation fees, completing reconciliation, and receiving valid legal invoices, in accordance with the agreed payment process and cycle.

6. Before the expiry of this Agreement, Party B shall not unilaterally terminate this Agreement. However, if Party B is genuinely unable to continue providing services under this Agreement for objective reasons, Party B shall inform Party A in writing of the termination date and obtain Party A’s prior written consent. The notice period shall be at least      months (calculated from the date of Party A’s confirmation response). If Party B fails to give prior notice or the notice period is less than 3 months, Party B shall pay liquidated damages of                   to Party A. If the above liquidated damages are insufficient to cover the losses suffered by Party A, Party B shall also compensate Party A for all losses incurred.

7. If this Agreement is terminated early due to Party B’s reasons, Party B shall compensate Party A for all losses incurred.

8. Regardless of the reason for termination of this Agreement, Party B shall cooperate with Party A in reconciling fees and return the remaining deposit to the account designated by Party A within      working days after reconciliation is completed. After termination of this Agreement, Party B shall retain the proof of delivery for at least one year.

9. Under this Agreement, if Party B establishes a factoring arrangement, assigns creditor’s rights to a third party, or creates other priority claims on confirmed receivables and those that may arise in the future from the cooperation project, Party B shall notify Party A in writing       days in advance via email and physical delivery of a stamped written notice. If Party B fails to fulfill the above notification obligation, Party A has the right to pursue Party B’s liability for breach of contract, including but not limited to requiring Party B to pay liquidated damages equivalent to the amount of the receivables, and bear losses suffered or incurred by Party A due to third-party claims, damages, claims, penalties, litigation, arbitration, goodwill, etc. Party A’s receiving address: No. 501 Fengxin Road, Yuhang Street, Yuhang District, Hangzhou City.

10. During the cooperation, if Party A discovers that Party B has established a factoring arrangement, assigned creditor’s rights to a third party, or created other priority claims on project receivables, Party A has the right to unilaterally terminate this cooperation early and deduct all performance deposits (if any) already paid by Party B.

## 7. Insurance

1. Party B must purchase property all- risks insurance for all goods stored in the warehouse and warehouse equipment at its own expense. The property all- risks insurance must simultaneously meet the following requirements: the insured amount shall not be less than the peak value of goods and equipment in the warehouse. If the total value of goods in the warehouse exceeds the insured amount under the insurance contract, Party B shall promptly adjust the insured amount. The insurance coverage shall include but is not limited to natural disasters (lightning, hurricanes, typhoons, tornadoes, storms, rainstorms, floods, water damage, freezing damage, hail, landslides, earthquakes, tsunamis, avalanches, snow avalanches, volcanic eruptions, ground subsidence, and other destructive natural forces beyond human control), accidents (fire, explosion, falling flying objects, etc.), as well as malicious damage, theft, strikes, riots, civil commotion, other accidents, and force majeure causing loss or damage to goods. Party A must be included as a co- insured party.

2. The above insurance must be arranged within      days after this Agreement takes effect and the warehouse is officially put into use. Party B must simultaneously submit valid proof of insurance to Party A for review and confirmation within the same timeframe. If Party B fails to arrange the insurance on time or the insurance does not meet Party A’s requirements, Party A has the right to terminate this Agreement.

## 8. Miscellaneous

1. This Agreement shall become effective upon execution by the Parties, effective from April 1, 2025, to March 31, 2026. This Agreement may be extended only by mutual written agreement of the Parties. For the purposes of this Agreement, “sealing” in this clause also includes the affixing of electronic seals by the Parties in accordance with the Electronic Signature Law of the People’s Republic of China and other relevant laws and regulations. If the Parties sign electronically through Cainiao’s system, the signing date shall be the time of the electronic seal imprint.

2. Effective Notices:

1) Effective forms of notice under this Agreement include but are not limited to email, fax, DingTalk, courier, personal delivery, Cainiao system announcements or notifications, etc.

2) The Parties shall send written notices to each other at the following addresses. If a Party changes its address, email, contact person, or other information, it shall notify the other Party via email within           calendar days of the change. Otherwise, the changing Party shall bear the relevant responsibilities.

Party A’s Address: Xiao You Ju, Building 4, Alibaba Xixi Park, No. 969 Wenyi West Road, Yuhang District, Hangzhou City, Zhejiang Province, China

Contact Person:

Email:

DingTalk:

Party B’s Address: Unit B1, 5/F, Po Shing Industrial Building, 13 Ko Fai Road, Yau Tong, Kowloon, Hong Kong

Contact Person:

Postal Code: 999077

Email:

DingTalk:

2) Notices will be deemed served at the following times: Email: on the date of successful sending; Registered mail/courier: on the earlier of the date shown as delivered on the logistics tracking or the working day after dispatch; CAINIAO system platform announcements/notifications: 1 day after the notice is issued.

3. The provisions of this Agreement regarding confidentiality, intellectual property, applicable law, dispute resolution, etc., shall be governed by the Appendix “Cainiao Supplier Standard Terms.”

4. In all clauses of this Agreement and its appendices that involve timeliness assessments or requirements, weekends and statutory holidays of the place where the service is performed shall generally be excluded, unless otherwise specified.

5. This Agreement is executed in four counterparts, with each Party retaining two counterparts. All counterparts have the same legal effect.

6. This Agreement includes the main text, appendices, supplementary agreements, orders, and all rules that Party A has issued or may issue in the future regarding this cooperation project to partners. All appendices and rules, whether signed together with the main text as appendices or sent by Party A via email to Party B’s email address, are an integral part of this Agreement and have the same legal effect as the main text. Party B undertakes to accept and comply with the provisions of all relevant rules. Party A has the right to formulate and amend various rules as needed. Such rules shall take effect from the date they are formally notified to Party B by Party A via email or published on a website designated by Party A. In the event of inconsistency between the SOPs and other process documents separately confirmed and executed by the Parties and the provisions of this Agreement, the document with the later formulation (or execution) date shall prevail.

7. Party A will strictly adhere to the cooperation principles of voluntariness, equality, fairness, and integrity, and fully respect the independent management rights of the partner. If Party B discovers any improper conduct by Party A’s employees that violates the above cooperation principles, Party B may report the issue to Party A’s supervision email address:                                      . Party A will investigate and handle the matter in accordance with the principles of confidentiality and objectivity.

## 9. Appendices

Appendix: Full- Process Logistics Service Quotation Form

Appendix: Specific Service Items and Service Standards – GFC

Appendix: Specific Service Items and Service Standards – B2B Warehousing Services

Appendix: Cainiao Supplier Standard Terms

Appendix: Full- Process Logistics Provider Management Mechanism

Appendix: Data Processing Agreement

Appendix: Anti- Bribery and Anti- Corruption Compliance Agreement

Appendix: Information Reporting Form for Non- Resident Enterprises Enjoying Treaty Benefits

Appendix: Reverse Service Items and Service Standards – Direct Mail Return Service

Other Appendices: SOP List (see email communication)

Note: The SOPs listed in this appendix will be sent to Party B via email and will take effect from the time of sending. The effective appendices will become an inseparable part of the “Full - Process Logistics Service Agreement” and have the same legal effect as the main agreement and appendices. Party A reserves the right to update the SOPs via email at any time.

Hangzhou Cainiao Supply Chain Management Co., Ltd.

Date:

(Seal of Party A)

Joint Cross Border Logistics Company Limited

Date:

(Seal of Party B)

Signature of Signatory: ___________________

Title of Signatory: CEO